Exhibit 99.1
PRESS
RELEASE

NRG Yield, Inc. Reports Second Quarter 2016 Financial Results

•	Reaffirming 2016 Financial Guidance

•	Increasing quarterly dividend by 4.3% and reaffirming 15% annualized dividend per share growth through 2018

•	Raised $97.5 million in cash from new non-recourse project financing

•	Executed agreement with NRG to acquire 51.05% interest in the California Valley Solar Ranch (CVSR) project

•	Investments in distributed solar with NRG nearing $150 million

PRINCETON, NJ — August 9, 2016 — NRG Yield, Inc. (NYSE: NYLD, NYLD.A) today reported second quarter 2016 financial results including Net Income of $58 million, Adjusted EBITDA of $240 million, Cash from Operating Activities of $96 million, and Cash Available for Distribution (CAFD) of $63 million.

“NRG Yield's platform of renewable, conventional and thermal assets continues to provide strong, balanced, and predictable financial results leading to another quarter of dividend growth,” said Chris Sotos, NRG Yield’s President and Chief Executive Officer. “With the announcement of the CVSR transaction, NRG Yield has restarted the growth engine, and we are pleased to do so in a capital efficient and accretive manner.”

Overview of Financial and Operating Results

Segment Results

Table 1: Net Income1

($ millions)	Three Months Ended		Six Months Ended
Segment	6/30/16	6/30/15	6/30/16	6/30/15
Conventional	41	33	69	59
Renewable	45	21	33	(19)
Thermal	6	5	14	11
Corporate	(34)	(21)	(56)	(33)
Net Income	58	38	60	18
1 In accordance with GAAP, 2015 results have been recast to include the Drop Down Assets acquired by NRG Yield from NRG on November 3, 2015, as if the combination had been in effect since the inception of common control.

Table 2: Adjusted EBITDA1

($ millions)	Three Months Ended		Six Months Ended
Segment	6/30/16	6/30/15	6/30/16	6/30/15
Conventional	78	79	148	143
Renewable	153	112	258	169
Thermal	12	11	28	25
Corporate	(3)	(3)	(6)	(6)
Adjusted EBITDA	240	199	428	331
1 In accordance with GAAP, 2015 results have been recast to include the Drop Down Assets acquired by NRG Yield from NRG on November 3, 2015, as if the combination had been in effect since the inception of common control.

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Six Months Ended
($ millions)	6/30/16	6/30/15	6/30/16	6/30/15
Cash from Operating Activities	96	18	198	93
Cash Available for Distribution (CAFD)	63	26	106	32

For the second quarter of 2016, NRG Yield reported Net Income of $58 million, Adjusted EBITDA of $240 million, Cash from Operating Activities of $96 million, and CAFD of $63 million. Second quarter results were higher than 2015 primarily due to increased wind production in the Renewable segment and the acquisitions of Desert Sunlight and Spring Canyon.

For the six months ending June 30, 2016 NRG Yield reported Net Income of $60 million, Adjusted EBITDA of $428 million, Cash from Operating Activities of $198 million, and CAFD of $106 million. Year to date results were higher than 2015 primarily due to the increased wind production in the Renewable segment and the acquisitions of Desert Sunlight and Spring Canyon.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Six Months Ended
	6/30/16	6/30/15	6/30/16	6/30/15
Equivalent Availability Factor (Conventional)	98.3%	96.5%	92.5%	89.4%
Renewable Generation Sold (MWh)	1,820	1,699	3,470	2,873
Thermal Generation Sold (MWht) [1]	457	517	1,050	1,178
1 Also includes Thermal MWh sold

For the second quarter of 2016, NRG Yield experienced improved availability at the Conventional segment versus the second quarter of 2015 following the January 2015 forced outage at the El Segundo Energy Center, which returned to service in mid-April 2015. In the second quarter of 2016, generation in the Renewable segment was below expectations but 7% higher than the second quarter of 2015 primarily due to stronger wind resources at the Alta wind portfolio in California.

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	6/30/16	03/31/16	12/31/15
Cash and Cash Equivalents	89	76	111
Restricted Cash	55	60	48
Total Cash	144	136	159
Revolver Availability	110	119	133
Total Liquidity	254	255	292

Total liquidity as of June 30, 2016, was $254 million, a decrease of $38 million from December 31, 2015. This reflects a decrease in revolver availability of $23 million and a decrease in cash of $15 million1 used to fund capital commitments to NRG Yield’s distributed solar partnerships with NRG Energy. As of July 31, 2016, NRG Yield's revolver availability was $238 million reflecting repayment of $125 million during the month of July.

Financing Updates

California Valley Solar Ranch Holdco (CVSR Financing)

On July 15, 2016, in anticipation of acquiring NRG Energy's 51.05% interest in the CVSR project, CVSR Holdco LLC, the indirect owner of the project, which is 48.95% owned by the Company, issued $200 million of senior secured notes that bear interest at a
1 See Appendix A-6 for Six Months Ended June 30, 2016 Sources and Uses of Cash and Cash Equivalents detail rate of 4.68%2 and are fully amortizing over 21 years. The Company's net pro-rata share of the borrowings was $97.5 million. In advance of the closing of the CVSR acquisition, the proceeds of the CVSR Financing were used to repay outstanding borrowings under the revolver.

Growth Investments

California Valley Solar Ranch Project

On August 8, 2016, NRG Yield entered into a definitive agreement with NRG to acquire the remaining 51.05% interest in the CVSR project for $78.5 million in cash consideration3, plus assumed non-recourse project level debt of $496 million4, which includes NRG's portion of the newly issued CVSR Financing of $101.5 million. NRG Yield intends to fund the purchase through the proceeds raised in the CVSR Financing by redrawing on the revolver. When factoring in the impact of NRG Yield's 48.95% share of the CVSR Financing, the acquisition will increase Adjusted EBITDA and CAFD on an annual basis by $40 million and $5 million, respectively5. The sale is subject to customary closing conditions and is expected to close in the third quarter of 2016.

Investment Partnerships with NRG Energy

During the second quarter of 2016, NRG Yield invested $5 million and $3 million respectively in the distributed solar investment partnerships (business and residential) with NRG. With these investments, NRG Yield now co-owns approximately 117 MW6 of distributed solar (business and residential) capacity with a weighted average contract life of approximately 19 years.

On August 5, 2016, in connection with NRG's change in business model approach in the residential solar business, NRG Yield and NRG amended the residential solar partnership to reduce NRG Yield's total capital commitment to this partnership from $100 million to $60 million. This change does not impact NRG Yield's 2016 financial guidance or ability to pay the dividend.

Quarterly Dividend Updates

On July 26, 2016, NRG Yield’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.24 per share ($0.96 per share annualized) payable on September 15, 2016, to stockholders of record as of September 1, 2016. This equates to a 4.3% increase over the prior quarter and an increase of 14% over the previous year after taking into account the May 14, 2015, recapitalization of the Company.

Seasonality

NRG Yield’s quarterly operating results are impacted by seasonal factors. The majority of NRG Yield’s revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s core markets. The factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•	Higher summer capacity prices from conventional assets;

•	Higher solar insolation during the summer months;

•	Higher wind resources during the spring months;

•	Debt service payments which are made either quarterly or semi-annually; and

•	Timing of maintenance capital expenditures

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distribution on a quarterly basis.

2 All-in interest rate including fees is 5.13%, 4.68% rate represents coupon payments only
3 Subject to customary working capital adjustments
4 Represents the 51.05% interest of the expected non-recourse debt balance at the closing date
5 See Appendix A-8 and A-9 for detail on the financial impact of the transaction
6 Includes 17 MW of residential solar leases acquired outside of partnership

Financial Guidance

NRG Yield is reaffirming full year guidance7 of $805 million Adjusted EBITDA and $265 million of CAFD, although actual results may vary depending on the operating performance of the assets.

NRG Yield intends to update full year guidance upon the closing of the CVSR acquisition which will reflect results on a fully consolidated basis.

NRG Yield is targeting a quarterly dividend of $0.25 per share ($1.00 per share annualized) on each of its Class A and Class C common stock by the fourth quarter of 2016. This would represent a 16% year over year increase since the fourth quarter of 2015.

Earnings Conference Call

On August 9, 2016, NRG Yield will host a conference call at 11:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG Yield’s website at http://www.nrgyield.com and clicking on “Presentations & Webcasts.”

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols NYLD and NYLD.A, respectively. Visit www.nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Net Income, Adjusted EBITDA, Cash from Operating Activities, cash available for distribution, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully execute acquisitions, our ability to enter into new contracts as existing contracts expire, our ability to acquire assets from NRG Energy, Inc. or third parties, our ability to maintain or create successful partnering relationships with NRG Energy and other third parties, our ability to close Drop Down transactions, and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, August 9, 2016, and are based on assumptions believed to be reasonable as of this date. NRG Yield expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.

# # #
7 Guidance excludes the impact of interest on cash drawn on NRG Yield's revolving credit facility, see appendix A-7

Contacts:

Media:             Investors:

Karen Cleeve        Kevin L. Cole, CFA
609.524.4608        609.524.4526

Marijke Shugrue        Lindsey Puchyr
609.524.5262        609.524.4527

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions, except per share amounts)	2016	2015	2016	2015
Operating Revenues
Total operating revenues	$258	$235	$478	$435
Operating Costs and Expenses
Cost of operations	75	75	158	159
Depreciation and amortization	67	70	133	137
General and administrative	3	3	6	6
Acquisition-related transaction and integration costs	—	1	—	1
Total operating costs and expenses	145	149	297	303
Operating Income	113	86	181	132
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	18	8	20	10
Other income, net	1	—	1	1
Loss on debt extinguishment	—	(7)	—	(7)
Interest expense	(62)	(45)	(130)	(118)
Total other expense, net	(43)	(44)	(109)	(114)
Income Before Income Taxes	70	42	72	18
Income tax expense	12	4	12	—
Net Income	58	38	60	18
Less: Pre-acquisition net loss of Drop Down Assets	—	(3)	—	(7)
Net Income Excluding Pre-acquisition Net Loss of Drop Down Assets	58	41	60	25
Less: Net income attributable to noncontrolling interests	26	31	23	20
Net Income Attributable to NRG Yield, Inc.	$32	$10	$37	$5
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic	35	35	35	35
Weighted average number of Class A common shares outstanding - diluted	49	35	35	35
Weighted average number of Class C common shares outstanding - basic	63	35	63	35
Weighted average number of Class C common shares outstanding - diluted	73	35	63	35
Earnings per Weighted Average Class A and Class C Common Share - Basic	$0.33	$0.15	$0.38	$0.07
Earnings per Weighted Average Class A Common Share - Diluted	0.29	0.15	0.38	0.07
Earnings per Weighted Average Class C Common Share - Diluted	0.31	0.15	0.38	0.07
Dividends Per Class A Common Share	0.23	0.20	0.455	0.59
Dividends Per Class C Common Share	$0.23	$0.20	$0.455	$0.20

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions)	2016	2015	2016	2015
Net Income	$58	$38	$60	$18
Other Comprehensive Income, net of tax
Unrealized (loss) gain on derivatives, net of income tax benefit (expense) of $3, ($4), $12 and $4	(16)	23	(57)	3
Other comprehensive (loss) income	(16)	23	(57)	3
Comprehensive Income	42	61	3	21
Less: Pre-acquisition net loss of Drop Down Assets	—	(3)	—	(7)
Less: Comprehensive income (loss) attributable to noncontrolling interests	13	48	(14)	30
Comprehensive Income (Loss) Attributable to NRG Yield, Inc.	$29	$16	$17	$(2)

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	June 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$89	$111
Restricted cash	55	48
Accounts receivable — trade	109	95
Accounts receivable — affiliate	1	—
Inventory	35	35
Derivative instruments	1	—
Notes receivable	7	7
Prepayments and other current assets	22	22
Total current assets	319	318
Property, plant and equipment, net of accumulated depreciation of $832 and $701	4,947	5,056
Other Assets
Equity investments in affiliates	778	798
Notes receivable	6	10
Intangible assets, net of accumulated amortization of $132 and $93	1,321	1,362
Deferred income taxes	170	170
Other non-current assets	66	61
Total other assets	2,341	2,401
Total Assets	$7,607	$7,775
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$251	$241
Accounts payable — trade	21	23
Accounts payable — affiliate	32	85
Derivative instruments	37	39
Accrued expenses and other current liabilities	39	68
Total current liabilities	380	456
Other Liabilities
Long-term debt	4,465	4,562
Accounts payable — affiliate	20	—
Derivative instruments	122	61
Other non-current liabilities	63	64
Total non-current liabilities	4,670	4,687
Total Liabilities	5,050	5,143
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 182,848,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 62,784,250, Class D 42,738,750) at June 30, 2016, and December 31, 2015	1	1
Additional paid-in capital	1,835	1,855
Retained earnings	26	12
Accumulated other comprehensive loss	(47)	(27)
Noncontrolling interest	742	791
Total Stockholders' Equity	2,557	2,632
Total Liabilities and Stockholders' Equity	$7,607	$7,775

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
	2016	2015
	(In millions)
Cash Flows from Operating Activities
Net income	$60	$18
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(20)	(10)
Distributions from unconsolidated affiliates	22	32
Depreciation and amortization	133	137
Amortization of financing costs and debt discounts	10	6
Amortization of intangibles and out-of-market contracts	40	26
Adjustment for debt extinguishment	—	7
Changes in deferred income taxes	12	—
Changes in derivative instruments	(2)	(37)
Disposal of asset components and ARO accretion	4	2
Changes in prepaid and accrued capacity payments	(65)	(66)
Changes in other working capital	4	(22)
Net Cash Provided by Operating Activities	198	93
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	—	(37)
Acquisition of Drop Down Assets, net of cash acquired	—	(489)
Capital expenditures	(11)	(8)
(Increase) decrease in restricted cash	(7)	5
Decrease in notes receivable	4	3
Return of investment from unconsolidated affiliates	29	15
Investments in unconsolidated affiliates	(59)	(328)
Other	2	—
Net Cash Used in Investing Activities	(42)	(839)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	8	123
Distributions to NRG for NRG Wind TE Holdco	(6)	—
Proceeds from the issuance of common stock	—	600
Payment of dividends and distributions to shareholders	(83)	(61)
Payment of debt issuance costs	—	(11)
Net borrowings from the revolving credit facility	12	267
Net payments of long-term debt	(109)	(294)
Net Cash (Used in) Provided by Financing Activities	(178)	624
Net Decrease in Cash and Cash Equivalents	(22)	(122)
Cash and Cash Equivalents at Beginning of Period	111	429
Cash and Cash Equivalents at End of Period	$89	$307

Appendix Table A-1: Three Months Ended June 30, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	41	45	6	(34)	58
Plus:
Income Tax Expense	—	—	—	12	12
Interest Expense, net	12	30	1	19	62
Depreciation, Amortization, and ARO Expense	20	42	5	—	67
Contract Amortization	2	15	—	—	17
Asset Write Offs	—	3	—	—	3
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	18	—	—	21
Adjusted EBITDA	78	153	12	(3)	240

Appendix Table A-2: Three Months Ended June 30, 2015, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	33	21	5	(21)	38
Plus:
Income Tax Expense	—	—	—	4	4
Interest Expense, net	13	17	2	13	45
Depreciation, Amortization, and ARO Expense	21	45	4	—	70
Contract Amortization	1	14	—	—	15
Merger and Transaction Costs	—	—	—	1	1
Loss on Debt Extinguishment	7	—	—	—	7
Mark to Market (MtM) Losses on economic hedges	—	4	—	—	4
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	11	—	—	15
Adjusted EBITDA	79	112	11	(3)	199

Appendix Table A-3: Six Months Ended June 30, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	69	33	14	(56)	60
Plus:
Income Tax Expense	—	—	—	12	12
Interest Expense, net	23	66	3	38	130
Depreciation, Amortization, and ARO Expense	40	84	10	—	134
Contract Amortization	9	30	1	—	40
Asset Write Offs	—	3	—	—	3
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	7	42	—	—	49
Adjusted EBITDA	148	258	28	(6)	428

Appendix Table A-4: Six Months Ended June 30, 2015, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewable	Thermal	Corporate	Total
Net Income/(Loss)	59	(19)	11	(33)	18
Plus:
Income Tax Expense	—	—	—	—	—
Interest Expense, net	25	63	4	26	118
Depreciation, Amortization, and ARO Expense	42	86	9	—	137
Contract Amortization	2	23	1	—	26
Merger and Transaction Costs	—	—	—	1	1
Loss on Debt Extinguishment	7	—	—	—	7
Mark to Market (MtM) (Gains) on economic hedges	—	(3)	—	—	(3)
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	8	19	—	—	27
Adjusted EBITDA	143	169	25	(6)	331

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Six Months Ended
($ in millions)	6/30/16	6/30/15	6/30/16	6/30/15
Adjusted EBITDA	240	199	428	331
Cash interest paid	(72)	(71)	(124)	(128)
Changes in prepaid and accrued capacity payments	(28)	(29)	(65)	(66)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(39)	(23)	(68)	(37)
Distributions from unconsolidated affiliates	3	(5)	22	32
All other changes in working capital	(8)	(53)	5	(39)
Cash from Operating Activities	96	18	198	93
All other changes in working capital	8	53	(5)	39
Return of investment from unconsolidated affiliates	20	12	29	15
Net contributions (to)/from noncontrolling interest	(3)	—	2	—
Cash distributions to non-controlling interest prior to Drop Down (NRG)	—	(5)	—	(14)
Maintenance Capital expenditures	(3)	(3)	(9)	(6)
Principal amortization of indebtedness	(55)	(49)	(109)	(95)
Cash Available for Distribution	63	26	106	32

Appendix Table A-6: Six Months Ended June 30, 2016, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in the first six months of 2016:

Six Months Ended
($ in millions)	6/30/16
Sources:
Net cash provided by operating activities	198
Return of investment from unconsolidated affiliates	29
Net borrowings from the revolving credit facility	12
Other net cash inflows	1
Uses:
Net payments of long-term debt	(109)
Payment of dividends and distributions to shareholders	(83)
Investments in unconsolidated affiliates	(59)
Capital expenditures	(11)

Change in cash and cash equivalents	(22)
Change in restricted cash	7
Change in total cash	(15)

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance9

($ in millions)	2016 Full Year
Net Income	230
Income Tax Expense	45
Interest Expense, net	270
Depreciation, Amortization, and Accretion Expense	260
Adjusted EBITDA	805
Cash interest paid	(235)
Changes in prepaid and accrued capacity payments	(8)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(122)
Cash distributions from unconsolidated affiliates	87
Cash from Operating Activities	527
Net contributions from noncontrolling interest	1
Maintenance capital expenditures	(25)
Principal amortization of indebtedness	(238)
Estimated Cash Available for Distribution	265

Appendix Table A-8: Acquisition of CVSR 51.05% Adjusted EBITDA and Cash Available for Distribution

($ in millions)	CVSR 100% (average 2017 - 2021)	CVSR 51.05% Pro-Rata Share (average 2017 - 2021)
Net Income	25	13
Interest Expense, net	21	11
Depreciation, Amortization, and Accretion Expense	32	16
Adjusted EBITDA	78	40
Cash interest paid	(27)	(14)
Estimated Cash from Operating Activities	51	26
Principal amortization of indebtedness	(28)	(14)
Estimated Cash Available for Distribution	23	12

Appendix Table A-9: Impact of NRG Yield's 48.95% share of CVSR New Debt Service

($ in millions)	CVSR 51.05% Net Impact (average 2017 - 2021)
Annual CAFD Acquired: NRG's 51.05% Interest	12
Annual Impact of New Debt Service: NYLD's 48.95% Interest	(7)
Net Estimated Cash Available for Distribution	5

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG Yield’s future results will be unaffected by unusual or non-recurring items.

9 Guidance excludes the impact of interest on cash drawn on NRG Yield's revolving credit facility as of August 9, 2016, which equates to $5 million on an annualized basis, subject to change

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG Yield considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG Yield does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG Yield’s business. NRG Yield compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG Yield considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG Yield may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution (CAFD) is adjusted EBITDA plus cash dividends from unconsolidated affiliates, less maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in prepaid and accrued capacity payments. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe cash available for distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to cash available for distribution is cash from operating activities.

However, cash available for distribution has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non GAAP measure and should not be considered an alternative to cash from operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution are not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash from operating activities.